SOGEN FUNDS, INC.

                             ARTICLES SUPPLEMENTARY

     SOGEN FUNDS, INC., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940 (the "Act") and having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Immediately prior to the filing of these Articles Supplementary, the number of authorized shares of stock of the Corporation set forth in the Corporation's charter was one billion (1,000,000,000) shares, having a par value of one tenth of one cent ($0.001) per share and an aggregate par value of one million dollars ($1,000,000). These authorized shares were divided into three series, 150 million shares having been designated and classified as Gold Fund Common Stock, 700 million shares having been designated and classified as Money Fund Common Stock and 150 million shares having been designated and classified as Overseas Fund Common Stock.

     SECOND: The Board of Directors of the Corporation, at a meeting duly convened and held on April 24, 1998, adopted a resolution increasing the number of authorized shares of capital stock of the Corporation to three billion (3,000,000,000) shares having a par value of one tenth of one cent ($0.001) per share and an aggregate par value of three million dollars ($3,000,000).

     THIRD: There is hereby established and designated one additional series of Common Stock, designated as the International Fund and consisting of five hundred million (500,000,000) shares of the Corporation's authorized capital stock. Two hundred fifty million (250,000,000) of those shares are hereby classified as International Fund Class A Common Stock and two hundred fifty million (250,000,000) of those shares are hereby classified as International Fund Class I Common Stock.

     FOURTH: The Board of Directors of the Corporation, at a meeting duly convened and held on April 24, 1998, adopted a resolution to (1) change the designation and classification of the one hundred fifty million (150,000,000) shares of stock previously designated as Overseas Fund Common Stock to Overseas Fund Class A Common Stock; (2) classify one hundred fifty million (150,000,000) additional authorized shares as Overseas Fund Class I Common Stock; (3) classify fifty million (50,000,000) additional authorized shares as Gold Fund Common Stock; and (4) classify one billion three hundred million (1,300,000,000) additional authorized shares as Money Fund Common Stock.

     FIFTH: As amended hereby, until such time as the Board of Directors shall provide otherwise in accordance with paragraph (f) of Article FIFTH of the Corporation's Articles of Incorporation, the three billion (3,000,000,000) authorized shares of the Corporation's

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capital  stock is designated  and  classified  as follows:  two hundred  million
(200,000,000) shares are designated and classified as Gold Fund Common Stock, two billion (2,000,000,000) shares are designated and classified as Money Fund Common Stock, one hundred fifty million (150,000,000) shares are designated and classified as Overseas Fund Class A Common Stock, one hundred fifty million (150,000,000) shares are designated and classified as Overseas Fund Class I Common Stock, two hundred fifty million (250,000,000) shares are designated and classified as International Fund Class A Common Stock, and two hundred fifty million (250,000,000) shares are designated and classified as International Fund Class I Common Stock. The Board of Directors' power to designate and redesignate or classify and reclassify any unissued shares of capital stock is not changed by these Articles Supplementary.

     SIXTH: The shares of stock of the Corporation authorized and classified pursuant to these Articles Supplementary have been authorized and classified by the Board of Directors under the authority contained in the Articles of Incorporation. The total number of shares of stock of the various classes that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

     SEVENTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class of each series of the Corporation's stock shall be as set forth in the Corporation's charter and shall be subject to all provisions thereof relating to shares of the Corporation.

     IN WITNESS WHEREOF, SoGen Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury, on this 23rd day of July, 1998.

                                            SOGEN FUNDS, INC.



                                            By:
                                                     Name:  Jean-Marie Eveillard
                                                     Title: President




ATTEST:
                  Name:    Philip J. Bafundo
                  Title:   Vice President and Treasurer

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